ASSUMPTION OF WARRANTS

                  ASSUMPTION OF WARRANTS, dated as of this 22nd day of November, 1996, executed by SFX Broadcasting, Inc., a Delaware corporation (the "Company") and delivered to American Stock Transfer & Trust Company (the "Warrant Agent").

                              W I T N E S S E T H

                  WHEREAS, pursuant to that certain Warrant Agreement, dated as of March 23, 1994, by and among Multi-Market Radio, Inc., a Delaware corporation ("MMR"), the Warrant Agent, D.H. Blair Investment Banking Corporation, a New York corporation ("Blair"), and Americorp Securities, Inc., a Delaware corporation ("Americorp"), MMR issued an aggregate of 2,000,000 Class A Warrants and 2,000,000 Class B Warrants, each of which entitles the holder to purchase one share of Class A Common Stock, par value $.01 per share (the "MMR Class A Common Stock"), of MMR at an exercise price of $7.50 and $11.50, respectively (the Class A Warrants and the Class B Warrants are collectively referred to as the "Warrants");

                  WHEREAS, on November 8, 1996 MMR redeemed all of the then outstanding Class A Warrants, other than those contained in the 160,000 Unit Purchase Options, dated March 30, 1994, issued to Blair, Americorp and their designees;

                  WHEREAS, Section 9(c) of the Warrant Agreement provides that in case of any merger of MMR with or into another corporation (other than a merger in which MMR is the continuing corporation and which does not result in any reclassification, capital reorganization or change of the outstanding common stock of MMR), MMR shall cause effective provision (the "Warrant Assumption") to be made so that each holder of a Warrant then outstanding shall have the right thereafter, by exercising such Warrant, to purchase the kind and number of shares of stock or other securities or property (including cash) receivable upon such merger by a holder of the number of shares of MMR Class A Common Stock that might have been purchased upon exercise of such Warrant immediately prior to the merger;

                  WHEREAS, Section 9(c) of the Warrant Agreement further provides that the Warrant Assumption shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 9 of the Warrant Agreement, which sets forth adjustments to the exercise price of, and number of shares purchasable pursuant to, the Warrants which must be made under certain circumstances;

                  WHEREAS, Section 9(c) of the Warrant Agreement further provides that MMR shall not effect any merger with or into another corporation unless prior or simultaneously with the consummation thereof the successor corporation resulting from such merger shall execute and deliver to the Warrant Agent the Warrant Assumption;


                  WHEREAS, the Company, MMR and Acquisition Sub entered into an Amended and






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Restated Agreement and Plan of Merger dated as of April 15, 1996, amended on
May 6, 1996, July 30, 1996 and September 30, 1996 (the "Merger Agreement"), pursuant to which MMR agreed to merge with Acquisition Sub and thereby become a wholly-owned subsidiary the Company (the "Merger");

                  WHEREAS, pursuant to Section 2.01 of the Merger Agreement, upon the consummation of the Merger on November 22, 1996, each outstanding share of MMR Class A Common Stock was converted into the right to receive that number of shares of the Class A Common Stock, $.01 par value per share, of the Company ("Company Class A Common Stock") equal to the Exchange Ratio (as such term is defined in the Merger Agreement);

                  WHEREAS, the Exchange Ratio is .2983; and

                  WHEREAS, Section 2.05 of the Merger Agreement provides that each outstanding Warrant shall be assumed by the Company and that the holders of such Warrants shall continue to have, and be subject to, the same terms and conditions set forth in the Warrants except that (i) such Warrants shall be exercisable for the number of shares of Company Class A Common Stock equal to the product of the number of shares of MMR Class A Common Stock covered by the Warrant immediately prior to the consummation of the Merger multiplied by the Exchange Ratio, and (ii) the per share exercise price for the shares of Company Class A Common Stock issuable upon the exercise of such assumed Warrant shall be equal to the quotient determined by dividing the exercise price per share of MMR Class A Common Stock specified for the Warrants immediately prior to the consummation of the Merger (the "Original Exercise Price") by the Exchange Ratio, rounding the resulting exercise price down to the nearest whole cent.

                  NOW, THEREFORE, intending to be legally bound, the Company hereby agrees as follows:

         1. The Company hereby assumes the obligations, rights and duties of MMR contained in the Warrants (including those set forth in Section 9 of the Warrants).

         2. Each Warrant outstanding at the consummation of the Merger shall continue to evidence the same rights and shall be subject to the same terms and conditions set forth in the Warrants except that (i) the holder(s) of each Warrant shall have the right, upon exercise of such Warrant, to receive .2983 shares of Company Class A Common Stock and (ii) the per share exercise price for the shares of Company Class A Common Stock issuable upon the exercise of each Class A Warrant shall be $25.98 and the per share exercise price of the shares of Company Common Stock issuable upon the exercise of each Class B Warrant shall be $38.55.


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         IN WITNESS WHEREOF, the Company has caused this instrument to be signed by its duly authorized officer and delivered to American Stock Transfer & Trust Company on this 22nd day of November, 1996.


                                SFX BROADCASTING, INC.



                                By:            /s/ Robert F.X. Sillerman
                                         --------------------------------------
                                         Name:    Robert F.X. Sillerman
                                         Title:   Chief Executive Officer


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